Exhibit 3.1

FOURTH ARTICLES OF AMENDMENT TO

THE SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

ARCIMOTO, INC.

Registry Number: 478709-93

1. The name of the Company is Arcimoto, Inc. (the “Company”).

2. The Second Amended and Restated Articles of Incorporation (the “Restated Articles”) of the Company are amended by deleting Section 4.1 of Article IV and replacing it with the following (the “First Amended Term”):

“4.1 Number of Shares. The Company is authorized to issue 200,000,000 shares of Common Stock, without par value, and 5,000,000 shares of Preferred Stock, without par value.”

3. The Restated Articles of the Company are amended by adding a new Article X, which shall read in its entirety as follows (the “Second Amended Term”):

“Article X. Quorum.

a. One-third (1/3) of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum for the transaction of business at any shareholders’ meeting. If a person attends a meeting for the express purpose of objecting to transacting any business on the grounds that the meeting was not lawfully called or convened, the shares held by that person or represented by a proxy given to that person shall not be included for purposes of determining whether a quorum is present. Once a share is represented for any purpose at a meeting, other than for the purpose of objecting as provided above, it is deemed present for quorum purposes for the remainder of the meeting and any adjournment thereof, unless a new record date is or must be set for the resumed meeting. The persons present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough persons to leave less than a quorum.

b. In the absence of a quorum, a majority of the shares represented in person or by proxy may adjourn the meeting from time to time until a quorum shall attend. Any business that might have been transacted at the original meeting may be transacted at the resumed meeting if a quorum exists.”

4.  The Restated Articles of the Company are amended to include a new Article XI, which shall read in its entirety as follows (the “Third Amended Term”):

At 5:01 p.m. Eastern Time on November 29, 2022 (the “Effective Time”), each 20 shares of Common Stock issued and outstanding prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional share shall be issued in connection with the foregoing combination of the shares pursuant to the Reverse Stock Split. Stockholders who would otherwise be entitled to receive a fractional share as a result of the Reverse Stock Split will receive one whole share of common stock in lieu of such fractional share.

The Reverse Stock Split shall occur automatically without any further action by the holders of Common Stock, and whether or not the certificates representing such shares have been surrendered to the Company; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable as a result of the Reverse Stock Split unless the existing certificates evidencing the applicable shares of stock prior to the Reverse Stock Split are either delivered to the Company, or the holder notifies the Company that such certificates have been lost, stolen or destroyed, and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.

5. Upon the recommendation of the Company’s board of directors, the shareholders of the Company approved and adopted this amendment on November 11, 2022 at the Company’s special meeting of shareholders (the “Special Meeting”). Of the 45,560,514 shares of the Company’s Common Stock outstanding and entitled to vote together at the Special Meeting, 24,128,109 shares were voted for the First Amended Term and 2,269,677 shares were voted against the First Amended Term, 24,903,060 shares were voted for the Second Amended Term and 1,518,495 shares were voted against the Second Amended Term and 25,396,844 shares were voted for the Third Amended Term and 979,874 shares were voted against the Third Amended Term.

6. Principal Place of Business

2034 West 2nd Avenue

Eugene, Oregon 97402

7. Individual with Direct Knowledge

Douglas M. Campoli

c/o Arcimoto, Inc.

2034 West 2nd Avenue

Eugene, Oregon 97402

8. This amendment to the Restated Articles shall be effective on filing.

I declare as an authorize signer, under penalty of perjury, that this document does not fraudulently conceal, fraudulently obscure, fraudulently alter or otherwise misrepresent the identity of the person or any officers, directors, employees or agents of the corporation. This filing has been examined by me and is, to the best of my knowledge and belief true, correct, and complete. Making false statements in this document is against the law and may be penalized by fines, imprisonment or both.

By:
Name:	John W. Dorbin, Jr.
Title:	Chief Legal Officer of Arcimoto, Inc.